Exhibit 99.1

Avnet, Inc. Completes Acquisition of Ontrack Solutions Pvt. Ltd.

Establishes Value Added IT Solutions Business in India

Phoenix, Arizona, July 31, 2008 — Avnet, Inc. (NYSE:AVT) today announced it has completed its acquisition of Ontrack Solutions Pvt. Ltd. (Ontrack) of India. A Mumbai-based systems integrator established in 1993, Ontrack is known in the market as a leader in security, networking, consolidation, virtualization, storage and server solutions. Ontrack will become part of the operations of Avnet Technology Solutions Asia Pacific. The transaction is expected to be slightly accretive to earnings immediately, excluding minimal integration charges, and supports Avnet’s return on capital goals.

John Paget, global president of Avnet Technology Solutions commented, “This acquisition gives us a solid starting point to build our business in one of the fastest growing IT markets in Asia. The current owners, G. Balakrishnan and Naresh Desai, will lead the local Avnet Technology Solutions team as we continue to invest in profitable growth. We will leverage the skills and multi location footprint of Ontrack to build a leading value-added solutions distribution business throughout India.”

Ontrack markets a portfolio of IT solutions from leading suppliers including IBM and HP, as well as software solutions from VMware, Citrix, DoubleTake, CheckPoint, Nokia, Websense, and RSA. For the fiscal year ended March 31, 2008, Ontrack’s services revenue was approximately US$13 million.

KP Tang, president of Avnet Technology Solutions Asia Pacific, added, “The acquisition of Ontrack supports our strategy to expand our value-added IT distribution model into new high growth geographies in the Asia Pacific region. The combination of Ontrack’s focus on technical value-added services and Avnet’s scale and scope as a global distributor will enhance our value proposition in the important India IT market while accelerating our growth in the region.”

Forward-looking statements
This press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future business and/or financial success or the business outlook and represent the Company’s judgment as of the date of this release. Risk and uncertainties that may materially affect the actual results are described from time to time in Avnet’s SEC filings, including the Company’s reports on Form 10-K, Form 10-Q and Current Reports on 8-K.

About Avnet
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and technology services and solutions with more than 300 locations serving more than 70 countries worldwide. The company markets, distributes and optimizes the supply-chain and provides design-chain services for the products of the world’s leading electronic component suppliers, enterprise computer manufacturers and embedded subsystem providers. Avnet brings a breadth and depth of capabilities, such as maximizing inventory efficiency, managing logistics, assembling products and providing engineering design assistance for its 100,000 customers, accelerating their growth through cost-effective, value-added services and solutions. For the fiscal year ended June 30, 2007, Avnet generated revenue of $15.68 billion.

For more information, visit www.avnet.com. (AVT_IR)

Media Contact — Avnet Technology Solutions, Asia:
Michael Costigan
Director, Marketing
T. +612 8877 0751
M. +614 0865 1467
michael.costigan@avnet.com

Media Contact — Avnet, Inc.:
Michelle Gorel
Vice President, Public Relations
(480) 643-7653
michelle.gorel@avnet.com

Investor Relations Contact:
Vincent Keenan
Vice President, Investor Relations
(480) 643-7053
vincent.keenan@avnet.com